                                                                                     EXHIBIT 11.1
                                       MASSBANK CORP.
                                    Earnings Per Share

     The following is a calculation of earnings per share for the three months and nine months ended September 30, 1997 and 1996.
                                          Three Months Ended         Nine Months Ended
Calculation of Primary                       September 30,             September 30,
  Earnings Per Share                      1997          1996         1997         1996
______________________________            ____          ____         ____         ____
Average common shares outstanding       3,572,418    3,587,247     3,578,807    3,629,181

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                     (52,800)     (61,600)      (52,800)     (61,600)

Shares assumed to be repurchased
  under treasury stock method
  for stock options                       150,963       95,838       130,764      100,692
                                          _______      _______       _______      _______

Total Shares                            3,670,581    3,621,485     3,656,771    3,668,273
                                       __________   __________     _________    _________

Net Income                             $2,589,000   $2,444,000    $7,511,000   $7,037,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.70   $     0.67    $     2.05   $     1.92
                                       __________   __________    __________   __________

                                          Three Months Ended         Nine Months Ended
Calculation of Fully Diluted                 September 30,             September 30,
  Earnings Per Share                      1997          1996         1997         1996
______________________________            ____          ____         ____         ____
Average common shares outstanding       3,572,418    3,587,247     3,578,807    3,629,181

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                    (52,800)      (61,600)      (52,800)     (61,600)

Shares assumed to be repurchased
  under treasury stock method
  for stock options                      170,639        96,665       143,959      101,426
                                        ________       _______       _______      _______

Total Shares                            3,690,257    3,622,312     3,669,966    3,669,007
                                        _________    _________     _________    _________

Net Income                             $2,589,000   $2,444,000    $7,511,000   $7,037,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.70   $     0.67    $     2.05   $     1.92



